Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements File of LINKBANCORP, Inc.:

•
Registration Statement on Form S-8 relating to the LINKBANCORP, Inc. 2022 Equity Incentive and Employee Stock Purchase Plan, and 2019 Equity Incentive Plan
(File # 333-267759)
•
Registration Statement on Form S-3/D related to the LINKBANCORP, Inc. Dividend Reinvestment and Stock Purchase Plan (File # 333-268845)

Of our report dated March 30, 2023, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Shareholders, which is included in this Annual Report on Form 10-K of LINKBANCORP, Inc. for the year ended December 31, 2022.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 30, 2023